EXHIBIT 4.1
EXECUTION COPY
FORBEARANCE AND AMENDMENT AGREEMENT
This Forbearance and Amendment Agreement (“Agreement”) is made and entered into this sixth day of June, 2017, by and between, DOMINION CAPITAL LLC (the “Investor”) and JRJR33, INC. (f/k/a CVSL Inc.), a Florida corporation (“JRJR33” or the “Company”) (collectively, the “Parties”).
WHEREAS, the Parties refer herein to the following:
(i)     that certain Securities Purchase Agreement, dated as of November 20, 2015 (as amended, restated or otherwise modified from time to time, the “Securities Purchase Agreement”), by and among the Company and the buyers signatory thereto (the “Buyers”), pursuant to which, among other things, the Company sold, and the Investor, in its capacity as a Buyer, purchased that certain Senior Secured Convertible Note, dated November 20, 2015, with an initial aggregate principal amount of $4,000,000 (the “Note”), convertible into shares of Common Stock (as defined in the Securities Purchase Agreement); and
(ii) that certain Event of Default Redemption Notice (as defined in the Note), delivered by the Investor to the Company on May 16, 2017 (the “Existing Redemption Notice”).
WHEREAS, the Company acknowledges that it has defaulted under the terms of the Note on the Events of Default (as defined in the Note) as set forth on Schedule I attached hereto (collectively, the “Existing Defaults”);
WHEREAS, as of the date hereof, the Company has failed to redeem the Note as required pursuant to the terms thereof and the Existing Redemption Notice; and
WHEREAS, pursuant to the terms of this Agreement, the Investor has agreed to forbear from exercising any of its rights or remedies with respect to the Existing Defaults under the Note for a period of sixty days commencing on the Effective Date and expiring on the 60th day thereafter (the “Forbearance Expiration Date”) solely if (i) the Company enters into this Agreement, (ii) Rochon Capital Partners, Ltd. (“Rochon”) acquires $1 million in aggregate principal amount and $23,000 in accrued and unpaid interest of the Investor’s Note for $1,023,000 in cash, pursuant to that certain Securities Purchase Agreement, in the form attached hereto as Exhibit A (the “Assignment Agreement”), (iii) the Company and Rochon execute and deliver to the Investor that certain Subordination Agreement, in the form attached hereto as Exhibit B (the “Subordination Agreement”), (iv) the Company agrees to the Payment Restriction Covenant (as defined below), (v) the parties amend and restate Schedule 32(w) of the Note in the form attached hereto as Schedule II and (vi) the Company, on the date hereof, pays $22,602 (the “Legal Counsel Amount”) to Kelley Drye & Warren LLP for legal fees and expenses related to waivers requested by the Company, filings related to the prior change of the Company’s name, the drafting and negotiation of Assignment Agreement and the transactions contemplated hereby and pursuant to the other Forbearance Documents (as defined below) (collectively, the “Forbearance Conditions”); provided that such Forbearance Expiration Date may be extended for an additional 60 days by the purchase of an additional $750,000 in aggregate principal amount of the Note then held by the Investor (and any accrued and unpaid interest thereon) by Rochon or any affiliate thereof in cash with a dollar-for-dollar purchase price (the “Extended Forbearance Date”). Capitalized terms not defined herein shall have the meaning as set forth in the Assignment Agreement.
NOW, THEREFORE, in consideration of the promises, mutual covenants, understandings and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by all parties, the parties do hereby agree as follows:
1.Forbearance. Effective upon the later of the date of execution of this Agreement, and the Subordination Agreement and the satisfaction of the other Forbearance Conditions (such later date, the “Effective Date”) until the Forbearance Expiration Date (such date from the Effective Date through the Forbearance Expiration Date or the Extended Expiration Date if the Expiration Date has been extended, the “Forbearance Period”), the Investor agrees to withdraw the Existing Redemption Notice ab initio and not to exercise any of its rights or remedies with respect to the Existing Defaults through the Forbearance Expiration Date (in each case, excluding (a) any action in connection with any Bankruptcy Event of Default (as defined in the Note), and/or (b) any action taken by any holder (or any representative or agent thereof) of indebtedness of the Company or any of its Subsidiaries to establish, maintain or create or perfect a lien on any assets of the Company or any of its Subsidiaries) (the “Forbearance”). In consideration for the foregoing Forbearance, (i) as of the Effective Date, Schedule 32(w) of the Remaining Note is hereby amended and restated in the form attached hereto as Schedule II (the “Schedule Amendment”), (ii) on the date hereof the Company shall pay the Legal Counsel Amount to Kelley Drye & Warren LLP, by wire transfer in U.S. dollars and immediately available funds in accordance with the instructions provided to the Company on the invoice delivered to the Company with respect thereto prior to the date hereof , (iv) until such time as the Company is current in its public filings with the SEC, except with the express written consent of the Investor, the Company and its Subsidiaries shall cease all cash withdrawals for, and/or payments of any amounts of any kind to, any officer, director, employee, affiliate, agent or other related parties of the Company or any of its Subsidiaries (or any of their officers, directors, employees, affiliates, agents or other related parties) other than payments of ordinary salaries and reimbursement of ordinary expenses to employees, officers and directors of the Company in the ordinary course of business, consistent with past practices (the “Payment Restriction Covenant”) and (v) on or prior to the Forbearance Expiration Date, the Company shall duly execute and deliver to the Investor the Subordination Agreement.
3.     The Investor’s Representations and Warranties. The Investor represents and warrants as follows:
a.It is not under any contractual or other restriction or other obligation which is inconsistent with this Agreement.
b.It has not assigned to any Person any right, claim or cause of action encompassed or arising from matters set forth in this Agreement.
c.It has had a full and fair opportunity to make inquiries about the terms and conditions of this Agreement, to discuss the same and all related matters with its own independent counsel, accountant and tax advisers; and this Agreement has been executed and delivered by it of its own free will and without promises, threats or the exertion of any duress.
d.This Agreement has been duly executed by the Investor and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
1.JRJR33’s Representations and Warrants. JRJR33 represents and warrants as follows:
a.Each of the Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect (as defined in the Securities Purchase Agreement).
b.Neither the Company nor any of its Subsidiaries are under any contractual or other restriction or other obligation which is inconsistent with this Agreement, the Transaction Documents, the Subordination Agreement and any other related documents (collectively, the “Forbearance Documents”). The execution, delivery and performance of this Agreement and the other Forbearance Documents by the Company and each of its Subsidiaries and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby will not (I) result in a violation of the Certificate of Incorporation or other organizational documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or Bylaws of the Company or any of its Subsidiaries, (II) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (III) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market and including all applicable federal laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the case of clause (II) or (III) above, to the extent that such violations could not reasonably be expected to have a Material Adverse Effect.
c.The execution and delivery of this Agreement and the other Forbearance Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or the Company’s stockholders in connection therewith. This Agreement and the other Forbearance Documents have been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
d.Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with any Governmental Entity (as defined below) or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated hereby. All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof (or in the case of filings, will be made timely after the date hereof), and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registrations, applications or filings contemplated hereby. The Company has received notice that it is not in compliance with the NYSE Listed Company Manual due to its failure to maintain the requisite stockholders equity and its failure to file its Annual Report on Form 10-K for the year ended December 31, 2016. “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
e.All disclosure provided to the Investor regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company or any of its Subsidiaries is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the written information furnished after the date hereof by or on behalf of the Company or any of its Subsidiaries to the Investor pursuant to or in connection with this Agreement and the other Forbearance Documents, taken as a whole, will be true and correct in all material respects as of the date on which such information is so provided and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Each press release issued by the Company or any of its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed. Any financial projections and forecasts that have been prepared by or on behalf of the Company or any of its Subsidiaries and made available to the Investor have been prepared in good faith based upon reasonable assumptions and represented, at the time each such financial projection or forecast was delivered to the Investor, the Company’s best estimate of future financial performance (it being recognized that such financial projections or forecasts are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results).
2.No Change To Terms Except As Set Forth. The Company hereby confirms and agrees that, except for the Schedule Amendment, (i) each of the Remaining Note, the Security Documents, the Guarantees, the Subordination Agreement and the other Forbearance Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, (ii) to the extent that the Security Documents, the Guarantees or any other Forbearance Document purports to assign or pledge to the Investor, or to grant to the Collateral Agent a security interest in or lien on, any collateral as security for the obligations of the Company from time to time existing in respect of the Remaining Note and any other Forbearance Document, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects, and shall apply with respect to the obligations under the Remaining Note, and (iii) the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any right, power or remedy of the Investor under any Forbearance Document, nor constitute an amendment of any provision of any

Forbearance Document.
3.Disclosure. The Company shall, on or before 8:30 a.m., New York City time, on the fourth business day after the date of this Agreement, issue a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby and attaching this Agreement, the Assignment Agreement, the Subordination Agreement and the forms of any other Forbearance Documents that have not been previously filed with the SEC as an exhibit thereto (collectively with all exhibits attached thereto, the “8-K Filing”). As soon as commercially practicable after the Company’s receipt of written notice (which may be made by e-mail) from the Investor electing not to receive any further material non-public information pursuant to Section 7 below (the “Information Release Request Date”), but in no event later than the earliest of (a) such initial deadline after the Information Release Request Date that a Annual Report on Form 10-K of the Company is required to be filed with the SEC (the “Next 10-K”), (b) such initial deadline after the Information Release Request Date that a Quarterly Report on Form 10-Q of the Company is required to be filed with the SEC (the “Next 10-Q”), (c) the date of the filing of the Next 10-K with the SEC, (d) the date of filing of the Next 10-Q with the SEC and (e) the date of filing of a Current Report on Form 8-K (a “Cleansing 8-K”), which discloses any remaining material, nonpublic information the Investor received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents (the “Existing MNPI”), as applicable, the Company shall include in its Next 10-K, Next 10-Q or in a Cleansing 8-K (as applicable, the “Cleansing Filing”) all Existing MNPI, such that from and after such Cleansing Filing, the Investor shall not be in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause its officers, directors, employees, affiliates and agents, not to, provide the Investor with any material, nonpublic information regarding the Company from and after the Cleansing Filing without the express written consent of the Investor. To the extent that the Company delivers any material, non-public information to the Investor from and after the Cleansing Filing without the Investor's express prior written consent, the Company hereby covenants and agrees that the Investor shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent with respect to, or a duty to the to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent or not to trade on the basis of, such material, non-public information. The Company shall not disclose the name of the Investor in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation. In addition, effective upon the from and after the Cleansing Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.
4.Weekly and Monthly Information Statements. On the first Business Day of each calendar week during the Forbearance Period, the Company shall deliver to the Investor a consolidated balance sheet, statement of income, statement of cash flows, a list of all cash and securities accounts of the Company and its Subsidiaries with then current balances, a table of accounts receivable and accounts payable with aging thereof and a table of inventory status for the Company and its Subsidiaries over the prior seven day period and, in the case of the first Business Day of the first week of a calendar month, the prior calendar month, in each case, in reasonable detail and prepared in accordance with GAAP, subject to audit and year-end adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous fiscal year and in form and substance reasonably satisfactory to the Investor (each, an “Information Statement”). The Investor hereby consents to the disclosure to it of the confidential information contained in each Information Statement until the Information Release Request Date. Notwithstanding anything in the Forbearance Documents to the contrary, the Company shall be obligated to include each Information Statement occurring in any given quarterly period in the Quarterly Report on 10-Q for such period or, if applicable with respect to Information Statements that have not been previously filed with the SEC, in any given annual period in the Annual Report on 10-K for such period.
5.Binding. This Agreement shall inure to the benefit of the parties and shall be binding upon each of the parties and their assigns, successors, heirs, and representatives.
6.Authority. Each of the Parties represents and warrants that it has the authority to enter into this Agreement, that the person(s) signing this Agreement on its behalf is authorized to do so and that it has not assigned or otherwise transferred any interest in any claim which is the subject of this Agreement.
7.No Recitals. Each of the Parties agrees and understands that all of the terms of this Agreement are contractual and not merely recitals.
8.No Duress. Each of the Parties to this Agreement was represented by counsel and this Agreement was negotiated at arm's length and should not be read against any party. Each of the Parties and their respective counsel acknowledge that they have carefully read and fully understand the provisions of this Agreement, that they have been given a reasonable period of time to consider the terms of this Agreement, and that they enter into this Agreement knowingly and voluntarily and not as a result of any pressure, coercion, or duress and thus no party shall attempt to invoke the rule of construction to the effect that ambiguities, if any, are to be resolved against the drafting party.
9.Severability. If any of the provisions of this Agreement is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.
10.Choice of Law and Venue. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. The Company and the Investor each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and

the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and the Investor further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address set forth for notices herein shall be deemed in every respect effective service of process in any such suit, action or proceeding.
11.Entire, Final and Binding Agreement. Each of the Parties acknowledges and agrees that this Agreement is the final and binding Agreement between them concerning the matters released. This writing contains the entire Agreement of the Parties and, in entering into this Agreement, each of the Parties acknowledges that it has not relied on any promise, agreement, representation or statement, whether oral or written, that is not expressly set forth in this Agreement.
12.Amendments or Waivers. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by the Parties.
13.Date of Execution. The date of execution of this Agreement shall be the date upon which the last of the Parties signs this Agreement.
14.Counterparts. This Agreement may be signed in counterparts and, if so signed, this Agreement shall have the same force and effect as if signed at the same time. A facsimile or PDF signature shall be deemed to be an original signature for all purposes.
15.Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (c) the second (2nd) business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth below (or at such other address as designated by a party to the other party in writing from time to time).
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IN WITNESS WHEREOF, expressly intending to be legally bound, the Parties through their duly authorized agents, have executed this Agreement as of the dates set forth below.

JRJR33, INC. (F/K/A CVSL INC.) By: /s/ John P. Rochon Name: John P. Rochon Title: Chairman & CEO Address: 2950 N Harwood 22nd Floor, Dallas, Texas 75201 Fax:	DOMINION CAPITAL LLC By: /s/ Mikhail Gurevich Name: Mikhail Gurevich Title: Managing Member Address: 341 W 38th St., Suite 800 New York, NY Fax:

Schedule I

Existing Defaults

Reference is hereby made to (i) that certain Securities Purchase Agreement, dated as of November 20, 2015 (as amended, restated or otherwise modified from time to time, the “Securities Purchase Agreement”), by and among JRjr33, Inc. (f/k/a CVSL Inc.), a Florida corporation (the “Company”) and the buyers signatory thereto (the “Buyers”), pursuant to which, among other things, the Company sold, and Dominion Capital LLC (“Dominion”), in its capacity as a Buyer, purchased that certain Senior Secured Convertible Note, dated November 20, 2015, with an initial aggregate principal amount of $4,000,000 (the “Note”), convertible into shares of Common Stock (as defined in the Securities Purchase Agreement) and (ii) that certain waiver, dated August 22, 2016, by and between the Company and Dominion (the “Waiver”). Capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement. Each of the foregoing occurrences, separately, constitute an Event of Default as follows:

Under Section 4(c) of the Securities Purchase Agreement, dated as of November 20, 2015 (as amended, restated or otherwise modified from time to time, the “SPA”) by and among JRjr33, Inc. (the “Company”) and Dominion Capital LLC (“Dominion”), the Company is in breach for being unable to timely file, without unreasonable effort and expense, its Annual Report on Form 10-K for year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 in breach of the Section 4(c) covenant of the SPA.

The other defaults cited include a breach under Section 14(q)(ii) of the Note, wherein notwithstanding anything to the contrary contained in Section 14, and without limiting any of the foregoing, if at any time on or after the date that is twenty-one (21) calendar days following the Closing Date, the total aggregate amount of the Company’s and any of its Subsidiaries, in the aggregate, cash that is not held in a Controlled Account (other than Excluded Collateral) (as defined in the Security Agreement) exceeds $1,000,000 (the “Maximum Free Cash Amount”), the Company shall within two (2) Business Days following such date, effect a transfer to a Controlled Account of a cash amount sufficient to reduce the total aggregate amount of the Company’s and its Subsidiaries’, as applicable, cash that is not held in a Controlled Account to an amount not in excess of the Maximum Free Cash Amount. Notwithstanding the foregoing, this Section 14(q)(ii) shall not apply to cash securing the (i)Permitted Sale Leaseback Indebtedness; (ii) the Permitted Kleeneze Indebtedness; or (iii) the Permitted UBS Indebtedness.

Further default cited includes a breach under Section 14(l) of the Note, wherein the Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

Further default cited includes a breach under Section 14(c) of the Note wherein the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract right) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

Further default cited includes a breach under Section 7(a) of the Note the Company and/or any Subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $1,500,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $1,500,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate.

Schedule II

Amended and Restated Schedule 32(w) of Remaining Note

Updated for 5-18-2017
Date	Beginning Balance	Interest	Interest Payment	Principal Payment	Principal Conversion/Sale	Ending Balance
11/20/2015						4,000,000.00
12/21/2015	4,000,000.00	32,500.00	(32,500.00)			4,000,000.00
1/20/2016	4,000,000.00	32,500.00	(32,500.00)			4,000,000.00
2/19/2016	4,000,000.00	32,500.00	(32,500.00)			4,000,000.00
3/18/2016	4,000,000.00	32,500.00	(32,500.00)	(50,000.00)		3,950,000.00
4/18/2016	3,950,000.00	32,093.75	(32,093.75)	(50,000.00)		3,900,000.00
5/18/2016	3,900,000.00	31,687.50	(31,687.50)	(50,000.00)		3,850,000.00
6/20/2016	3,850,000.00	31,281.25	(31,281.25)	(50,000.00)		3,800,000.00
7/20/2016	3,800,000.00	30,875.00	(30,875.00)	(50,000.00)		3,750,000.00
8/19/2016	3,750,000.00	30,468.75	(30,468.75)	(50,000.00)		3,700,000.00
9/19/2016	3,700,000.00	30,062.50	(30,062.50)	(50,000.00)		3,650,000.00
10/19/2016	3,650,000.00	29,656.25	(29,656.25)	(50,000.00)		3,600,000.00
11/18/2016	3,600,000.00	29,250.00	(29,250.00)	(50,000.00)		3,550,000.00
12/19/2016	3,550,000.00	28,843.75	(28,843.75)	(50,000.00)		3,500,000.00
1/19/2017	3,500,000.00	28,437.50	(28,437.50)	(50,000.00)		3,450,000.00
2/21/2017	3,450,000.00	0	0	0		3,450,000.00
3/21/2017	3,450,000.00	0	0	0		3,450,000.00
4/21/2017	3,450,000.00	158,700.00	(158,700.00)	0		3,450,000.00
5/21/2017	3,450,000.00	28,031.25	(28,031.25)	(50,000.00)	(1,000,000.00)	2,400,000.00
6/21/2017	2,400,000.00	20,150.00	(20,150.00)	(50,000.00)		2,350,000.00

7/21/2017	2,350,000.00	19,093.75	(19,093.75)	(50,000.00)	2,300,000.00
8/21/2017	2,300,000.00	19,310.42	(19,310.42)	(50,000.00)	2,250,000.00
9/21/2017	2,250,000.00	18,890.63	(18,890.63)	(50,000.00)	2,200,000.00
10/21/2017	2,200,000.00	17,875.00	(17,875.00)	(2,200,000.00)	0

JR Assignment
Start	4/21/2017
End	6/6/2017
Rate	18%
Accrued Interest	23,000.00
Principal	1,000,000.00
Total	1,023,000.00